Exhibit 10.1
FIRST AMENDMENT TO AGREEMENT FOR GUARANTEED MAXIMUM
PRICE CONSTRUCTION SERVICES
This First Amendment to the Agreement for Guaranteed Maximum Price Construction Services is dated as of May 26, 2011, and is by and between PNK (Baton Rouge) Partnership (“Owner”) and Manhattan Construction Company (“Contractor”).
WHEREAS, on March 30, 2010, Owner and Contractor entered into an Agreement for Guaranteed Maximum Price Construction Services (the “Agreement”); and
WHEREAS, the parties now desire to amend the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1. Section 15.1 Owner Controlled Insurance Program shall be deleted in its entirety and replaced with the following:
15.1 Insurance Coverages
15.1.1. Contractor shall purchase and maintain, at its own expense, with insurers acceptable to Owner, at least the following minimum coverages at all times during the term of this Agreement, as provided herein, thereafter.
(a) Workers’ compensation insurance (statutory limits complying with the laws of the State of Louisiana) and employer’s liability insurance with limits not less than $1,000,000 bodily injury by accident (each accident), $1,000,000 bodily injury by disease (policy limit), and $1,000,000 bodily injury by disease (each employee). Such policies shall contain a waiver of subrogation in favor of Owner. Such insurance shall be in strict accordance with the applicable workers’ compensation laws in effect during performance by Contractor pursuant to this Agreement or during performance by any supplier or sub-subcontractor.

(b) Commercial general liability insurance, written on an occurrence policy form (“modified occurrence” and “claims-made” are not acceptable), including premises-operations (including explosion, collapse and underground coverage) and products-completed operations coverage, with limits of not less $1,000,000 bodily injury and property damage per occurrence limit, $3,000,000 general aggregate limit (with a “per project” endorsement specifying the Project), $1,000,000 personal injury and advertising limit, and $3,000,000 products-completed operations aggregate limit, and with deductibles or self-insured retentions acceptable to Owner. All commercial general liability policies shall provide, without limitation, severability of interests (full separation of insureds), contractual liability coverage (including coverage to the maximum extent reasonably obtainable for the indemnification contained in this Agreement), broad form property damage coverage (including completed operations) and a duty to defend in addition to (without reducing) the limits of the policy(ies). Contractor shall maintain continuous coverage for the commercial general liability insurance required hereunder during the term of this Agreement and for at least two (2) years beyond the completion or termination of the Contractor’s work hereunder, or completion of the Project, whichever is later.
(c) Commercial automobile liability insurance, including, without limitation, liability arising out of all owned, non-owned, leased, and hired automobiles, trucks and trailers, or semi-trailers, including any machinery or apparatus attached thereto, with limits not less than $1,000,000 each accident, or limits carried, whichever is greater, with deductibles or self-insured retentions acceptable to Owner. The commercial automobile liability insurance shall be written on the most recent edition of ISO form CA 00 01 or equivalent acceptable to Owner and shall include, without limitation, contractual liability coverage and insured status for Owner. Contractor waives all rights against Owner for recovery of loss, injury and/or damages to the extent such loss, injury and/or damages are covered by the commercial automobile liability insurance maintained by Contractor.
(d) Professional Liability (Errors and Omissions) Insurance. Such insurance shall include prior acts coverage and shall have limits sufficient to cover claims arising out of all such work and/or services, with limits not less than $2,000,000 per claim and $5,000,000 annual aggregate, and with deductibles or self-insured retentions acceptable to Owner. Such insurance shall include without limitation contractual liability coverage to the maximum extent contained in this Agreement. This insurance shall be maintained by Contractor continuously in effect during the term of this Agreement and at least two (2) years beyond completion or termination of the Services or completion of the Project, whichever is later.

With respect to the coverage required in subsection (d) above, If Contractor maintains higher limits than those required by this addendum, then those higher limits shall apply.
15.1.2. Contractor shall require insurance of subcontractors commiserate with the risk of their work, but in no event less than the limits set forth on the attached Exhibit “A”.
15.1.3 Owner, and such other persons and entities as may from time to time be designated by Owner in writing, shall be named as additional insureds under the general liability insurance required above (including umbrella/excess policies) by both ISO Form CG 20 10 10 01 and CG 20 37 10 01 additional insured endorsement, or equivalent acceptable to Owner, and as additional insureds under the commercial automobile liability insurance required above, by policy provision or additional insured endorsement acceptable to Owner. These additional insured endorsements shall contain a primary insurance clause stating: “It is further agreed that such insurance as is afforded by this policy for the benefit of the additional insureds shall be primary insurance, and any insurance maintained by the additional insureds shall be excess and non- contributory with the insurance provided hereunder”. The coverage provided to the additional insureds must be at least as broad as that provided to Contractor and may not contain any additional exclusionary language or limitations applicable to the additional insureds. Contractor shall maintain such additional insured status for the referenced parties on the general liability and umbrella/excess liability policies continuously during the term of this Agreement and at least six (6) years beyond the completion or termination of the Work hereunder or completion of the Project, whichever is later.
15.1.4. All workers’ compensation/employer’s liability and automobile liability policies maintained by Contractor shall be endorsed to be primary coverage, and any coverage carried by Owner shall be excess and non-contributory.
15.1.5 Contractor shall also maintain umbrella and/or excess liability coverage, written on an occurrence policy form (“modified occurrence” and “claims made” forms are not acceptable), at least as broad as the primary general liability insurance, with limits not less than $100,000,000 per occurrence/annual aggregate.

15.1.6. Prior to commencing the Services, Contractor shall deliver to Owner the endorsements and waivers of subrogation referred to herein, as well as certificates of insurance evidencing the coverages referred to herein. Promptly upon Owner’s request, Contractor shall deliver to Owner a copy of any and all of the insurance policies and other insurance documents required herein. In the case of policies expiring while any work or services are in progress, a renewal certificate with all applicable endorsements must be received at the business office of Owner prior to the expiration of the existing policy or policies. Permitting Contractor to start any work or services, or continue any work or services, or releasing any progress payment prior to compliance with these requirements shall not constitute a waiver thereof. If at any time the Contractor’s insurance fails to meet the requirements stated herein all payments may be held until the deficiency has been resolved. Each certificate and endorsement must have an original signature by an authorized agent of the respective insurers. Rubber stamped signatures will not be accepted. All certificates of insurance must provide Owner with thirty (30) days advance written notice of cancellation, intent to non-renew, or adverse material change in or reduction of coverage. The following wording from the cancellation provision of all said certificates shall be lined through and initialled by an authorized agent of each insurer:
“CANCELLATION: SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING COMPANY WILL MAIL 30 DAYS NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT.”
15.1.7. Owner reserves the right to require (1) higher limits and (2) additional insurance coverages if Owner determines in its sole discretion that such higher limits and/or additional coverages are reasonably necessary for the protection of Owner. Such additional coverages shall be in form and with limits of liability, additional insured endorsements, and deductibles or self-insured retentions acceptable to Owner. Contractor and Subcontractor(s) shall be reimbursed for any additional costs associated with the Owner’s request for higher limits and additional insurance coverages.
15.1.8. All insurance referred to herein to be maintained by Contractor or any subcontractor shall be maintained by Contractor at its sole expense, with insurance carriers qualified to do business in Louisiana and having a rating of not less than A:Vlll from A.M. Best & Co., unless Owner, in writing, in its sole discretion, accepts a lower Best’s rating.
15.1.9. In the event Contractor fails to secure or maintain any policy of insurance required hereby, Owner at its sole discretion and election, may (i) secure such policy of insurance in the name of and for the account of Contractor and in such event, Contractor shall reimburse Owner upon demand for the cost thereof; or (ii) terminate this Agreement, and Owner shall retain all remedies hereunder for breach of this Agreement. Owner shall have the right to offset the costs of any such insurance, including but not limited to premiums, against any sums payable to Contractor under this Agreement.

15.1.10. None of the requirements contained herein as to types, limits and approval of insurance coverage to be maintained by Contractor (or any subcontractor) are intended to, and shall not in any manner, limit or qualify the liabilities and obligations assumed by Contractor under this Agreement or at law, including, without limitation, Contractor’s indemnification obligations and liability in excess of the limits of the coverages required herein. Neither receipt of certificates showing less or different coverage than requested, nor any other forbearance or omission by Owner shall be deemed a waiver of, or estoppel to assert, any right or obligation regarding the insurance requirements herein. Contractor shall be solely responsible to pay any loss amount that lies within the deductible(s) or self-insured retention(s) of Contractor’s policies, up to the maximum amount of the deductible(s) or self-insured retention(s).
15.1.11. None of the requirements contained herein shall relieve Contractor, and its subcontractors of any tier, of their respective obligations to exercise due care in the performance of their duties in connection with the work or to complete the work in strict compliance with this Agreement.
15.1.12. Consistent with the provisions of Paragraph 15.1.14 below, Owner and Contractor shall cause their insurance carriers to waive subrogation against the other party. Contractor shall require the same waivers from all subcontractors, consultants and suppliers, and from the insurers issuing property insurance policies relating to the work or the Project. The waivers of subrogation referred to in this Section shall be effective as to any individual or entity even if such individual or entity (a) would otherwise have a duty of indemnification, contractual or otherwise, (b) did not pay the insurance premium, directly or indirectly, and (c) whether or not such individual or entity has an insurable interest in the property which is the subject of the loss or damage. In the event a party’s obligation to name the other as an additional insured is determined to unenforceable and such determination prevents said party from fulfilling the obligations set forth in this paragraph, the party’s failure to fulfil such obligation shall not be deemed a violation of this Agreement.

15.1.13 Owner shall obtain Builder’s Risk insurance, written on an “all risk” basis, providing coverage at one hundred percent replacement cost for all materials and equipment permanently incorporated into the buildings and structures forming a part of the Work and all materials and equipment on or about the Project site intended for permanent incorporation into said buildings and structures. The Builder’s Risk insurance shall provide coverage for Owner, Contractor, and all Subcontractors of any tier performing a portion of the Work on the Project. Such coverage shall exclude machinery, tools and equipment owned or procured by the Contractor and its Subcontractors in the performance of the Work. For each covered loss caused by Contractor (or its Subcontractors), Contractor shall pay the first Twenty Five Thousand Dollars ($25,000.00) of each such loss.
15.1.14 Notwithstanding anything to the contrary herein, to the extent any of the additional insured requirements contained herein are construed to violate any Louisiana legislation, the additional insured requirements and specified endorsements shall be modified or otherwise interpreted, to the extent possible, to provide for the broadest permissible coverage, but in no event shall they be modified or interpreted to be broader than the coverage provided by the required endorsements. Contractor shall not be deemed to have violated the insurance requirements if it provides the required additional insured endorsements and the coverage provided by those endorsements is later determined to be partially or totally violative of Louisiana law. Any similar requirements for additional insured protection from subcontractors shall likewise be limited to the same extent.
2. All other terms and conditions of the Agreement not amended herein shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Agreement for Guaranteed Maximum Price Construction Services to be executed as of the date first set forth above.

PNK (BATON ROUGE) PARTNERSHIP		MANHATTAN CONSTRUCTION COMPANY

By:	PNK DEVELOPMENT 8, LLC	By:	/s/ Duane K. Duffy

Duane K. Duffy
Its:	Managing Partner

By:	PINNACLE ENTERTAINMENT, INC.	Its:	Executive Vice President

Its:	Sole Member

By:	/s/ Anthony Sanfilippo Anthony Sanfilippo

Its:	President and Chief Executive Officer